- ------------------------------------------------------------


                 NOTE PURCHASE AGREEMENT 637

                   Dated as of May 20, 1996

                            Among

                 CONTINENTAL AIRLINES, INC.,
                           as Owner

                  WILMINGTON TRUST COMPANY,
          as Pass Through Trustee under each of the Continental Airlines 1996-2 Pass Through Trust Agreements

                  WILMINGTON TRUST COMPANY,
                    as Subordination Agent

                             and

                  WILMINGTON TRUST COMPANY,
                       as Loan Trustee

                        -------------

                 One Boeing 737-524 Aircraft
                          MSN 27540

             Owned by Continental Airlines, Inc.

- ------------------------------------------------------------

             INDEX TO NOTE PURCHASE AGREEMENT 637


                                                             Page

SECTION 1.  Purchase of Equipment Notes; Funding    .........2

SECTION 2.  Equipment Notes..................................3

SECTION 3.  Conditions Precedent.............................3

SECTION 4.  Certain Conditions Precedent to the
             Obligations of the Owner;
              Conditions Precedent with Respect
             to the Pass Through Trustee.....................6

SECTION 5.  [Intentionally Omitted]..........................6

SECTION 6.   Owner's Representations and Warranties..........6

SECTION 7.  Representations, Warranties and Covenants    ....9

SECTION 8.  Notices.........................................14

SECTION 9.  Expenses........................................14

SECTION 10.  Indemnity......................................15

SECTION 11.  Miscellaneous..................................32

SECTION 12.  Governing Law..................................32


                          Schedules


Schedule I           Pass Through Trust Agreements

Schedule II          Equipment Notes, Purchasers and
                    Purchase Prices

                 NOTE PURCHASE AGREEMENT 637



           This NOTE PURCHASE AGREEMENT, dated as of May 20, 1996, among (i) CONTINENTAL AIRLINES, INC., a Delaware corporation (the "Owner"), (ii) WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity except as otherwise expressly provided herein, but solely as trustee (in such capacity, the "Pass Through Trustee") under each of the four separate Pass Through Trust Agreements (as defined below), (iii) WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, but solely as subordination agent and trustee (in such capacity, the "Subordination Agent") under the Intercreditor Agreement (as defined below), and (iv) WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity, but solely as Loan Trustee (the "Loan Trustee") under the Indenture (as defined below).


                     W I T N E S S E T H:

           WHEREAS, the Owner is the owner of a Boeing 737-524 aircraft bearing United States registration number N33637 (the
"Aircraft") for which it desires to obtain financing;

           WHEREAS, pursuant to each of the Pass Through Trust Agreements set forth in Schedule 1 hereto (the "Pass Through Trust Agreements"), on the Funding Date (as defined in Section 1 below), a separate grantor trust (collectively, the "Pass Through Trusts" and, individually, a "Pass Through Trust") will be created to facilitate certain of the transactions contemplated hereby, including, without limitation, the issuance and sale of pass through certificates pursuant thereto (collectively, the "Certificates") to provide the financing of the Aircraft;

           WHEREAS, the proceeds from the issuance and sale of the Certificates will be applied by the Pass Through Trustee to purchase from the Owner, on behalf of each Pass Through Trust, four series of equipment notes (collectively, the "Equipment Notes") bearing the same interest rate as the Certificates issued by such Pass Through Trust, which Equipment Notes shall be issued under the Trust Indenture and Mortgage 637, as supplemented by Trust Indenture and Mortgage 637 Supplement No. 1, each dated as of the Funding Date, between the Owner and the Loan Trustee (as so supplemented, the "Indenture");

           WHEREAS, concurrently with the execution and delivery of this Agreement, (i) De Nationale Investeringsbank N.V., a bank organized under the laws of The Netherlands (the "Liquidity Provider"), entered into three revolving credit agreements (each, a "Liquidity Facility") for the benefit of the Certificateholders of each Pass Through Trust (other than the Continental Airlines 1996-2D Pass Through Trust (the "Class D Trust")), with the Subordination Agent, as agent for the Pass Through Trustee on behalf of each such Pass Through Trust; and (ii) the Pass Through Trustee, the Liquidity Provider and the Subordination Agent entered into the Intercreditor Agreement, dated as of the date hereof (the "Intercreditor Agreement"); and

           WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in Annex A to the Indenture, which such definitions are hereby incorporated by reference;

           NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

           SECTION 1. Purchase of Equipment Notes; Funding. (a)
Subject to the satisfaction or waiver of the conditions set forth herein, on the date hereof or on such other date agreed to by the parties hereto (the "Funding Date"):

           (i) the Pass Through Trustee for each Pass Through
      Trust shall pay to the Owner the purchase price set forth on Schedule II hereto of the Equipment Note being issued to such Pass Through Trust; and

           (ii) the Owner shall issue, pursuant to Article II of the Indenture, to the Subordination Agent on behalf of the Pass Through Trustee for each of the Pass Through Trusts, an Equipment Note of the maturity and principal amount and bearing the interest rate set forth on Schedule II hereto opposite the name of such Pass Through Trust.

           (b) The closing (the "Closing") of the transactions described in this Agreement shall take place at the offices Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, on the Funding Date, or at such other place as the parties hereto may agree.

           (c) All payments pursuant to this Section 1 shall be made in immediately available funds to such accounts and at such banks as the parties hereto shall designate in writing not less than one Business Day prior to the Funding Date.

           (d) In order to facilitate the transactions contemplated hereby, the Owner has entered into the Purchase Agreement, dated as of May 9, 1996, among the Owner and the several purchasers (the "Initial Purchasers") named therein (the "Purchase Agreement"), and, subject to the terms and conditions hereof, the Owner will enter into each of the Pass Through Trust Agreements and will undertake to perform certain administrative and ministerial duties under such Pass Through Trust Agreements.

           SECTION 2. Equipment Notes. The Equipment Notes shall be payable as to principal in accordance with the terms of the Indenture, and the Equipment Notes shall provide for a fixed rate of interest per annum (subject to certain adjustments contemplated thereby) and shall contain the terms and provisions provided for the Equipment Notes in the Indenture. The Owner shall execute, and the Loan Trustee shall authenticate and deliver to the Pass Through Trustee for each Pass Through Trust, a principal amount of Equipment Notes bearing the interest rate set forth opposite the name of such Pass Through Trust on
Schedule II hereto, which Equipment Notes in the aggregate shall be in the principal amounts set forth on Schedule II hereto. Subject to the terms hereof, of the Pass Through Agreements and of the other Operative Agreements, all such Equipment Notes shall be dated and authenticated as of the Funding Date and shall bear interest therefrom, shall be registered in such names as shall be specified by the Subordination Agent and shall be paid in the manner and at such places as are set forth in the Indenture.

           SECTION 3. Conditions Precedent. The obligation of the Pass Through Trustee to make the payment described in Section 1(a)(i) and the obligations of the Owner to participate in the transactions contemplated by this Agreement on the Funding Date are subject to the fulfillment, prior to or on the Funding Date, of the following conditions precedent (except that paragraph (a) shall not be a condition precedent to the obligations of the Owner hereunder):

           (a) The Owner shall have tendered the Equipment Notes to the Loan Trustee for authentication, and the Loan Trustee shall have authenticated such Equipment Notes and shall have tendered the Equipment Notes to the Subordination Agent on behalf of the Pass Through Trustee in accordance with Section 1.

           (b) The Pass Through Trustee and the Owner each shall have received executed counterparts or conformed copies of the following documents:

                (1)  this Agreement;

                (2)  the Indenture;

                (3)  each of the Pass Through Trust
                     Agreements;

                (4)  the Intercreditor Agreement;

                (5)  the Liquidity Facility for each of the
                     Class A, Class B and Class C Trusts; and

                (6) the Registration Rights Agreement, dated the date hereof, among the Owner, the Pass Through Trustee and each of the Initial Purchasers, with respect to the Certificates (the "Registration Rights
                     Agreement").

           (c) The Pass Through Trustee shall have received the following:

                (1) an incumbency certificate of the Owner as to the person or persons authorized to execute and deliver this Agreement, the Indenture, the Pass Through Trust Agreements, the Registration Rights Agreement and any other documents to be executed on behalf of the Owner in connection with the transactions contemplated hereby and the signatures of such person or persons;

                (2) a copy of the resolutions of the board of directors of the Owner or the executive committee thereof, certified by the Secretary or an Assistant Secretary of the Owner, duly authorizing the transactions contemplated hereby and the execution and delivery of each of the documents required to be executed and delivered on behalf of the Owner in connection with the transactions contemplated hereby; and

                (3) a copy of the certificate of incorporation of the Owner, certified by the Secretary of State of the State of Delaware, a copy of the by-laws of the Owner, certified by the Secretary or Assistant Secretary of the Owner, and a certificate or other evidence from the Secretary of State of the State of Delaware, dated as of a date reasonably near the date of this Agreement, as to the due incorporation and good standing of the Owner in such state.

           (d)  If the Funding Date occurs on a date
subsequent to the date hereof, the Pass Through Trustee shall have received a certificate signed by an authorized officer of the Owner, dated the Funding Date, certifying that, to the best knowledge of such officer, after due inquiry, the representations and warranties contained herein of the Owner are correct as though made on and as of the Funding Date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties are correct on and as of such earlier date).

           (e) The Pass Through Trustee shall have received a certificate signed by an authorized officer of the Loan Trustee, dated the Funding Date, certifying that the representations and warranties contained herein of the Loan Trustee are correct as though made on and as of the Funding Date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties are correct on and as of such earlier date).

           (f) The Pass Through Trustee shall have received an independent insurance broker's report, together with certificates of insurance from such broker, as to the due compliance with the terms of Section 4.06 of the Indenture relating to insurance with respect to the Aircraft.

           (g) The Pass Through Trustee shall have received an opinion addressed to it from Cleary, Gottlieb, Steen & Hamilton, counsel for the Owner, an opinion addressed to it from Hughes Hubbard & Reed LLP, counsel for the Owner, and an opinion addressed to it from the Owner's legal department, in each case in form and substance reasonably satisfactory to the Pass Through Trustee.

           (h) The Pass Through Trustee shall have received an opinion addressed to it from Richards, Layton & Finger, special counsel for the Loan Trustee, in form and substance satisfactory to the Pass Through Trustee.

           (i) The Pass Through Trustee shall have received an opinion of Whitman, Breed, Abbott & Morgan, United States counsel to the Liquidity Provider, and internal counsel to the Liquidity
Provider, in each case in form and substance reasonably satisfactory to the Pass Through Trustee.

           (j) The Pass Through Trustee shall have received an opinion addressed to it from Lytle, Soule & Curlee, special counsel in Oklahoma City, Oklahoma, in form and substance reasonably satisfactory to the Pass Through Trustee.

           (k) The Owner shall have entered into the Purchase Agreement and each of the Pass Through Trust Agreements, the Certificates shall have been issued and sold pursuant to the Purchase Agreement and the Pass Through Trust Agreements, and the Initial Purchasers shall have transferred to the Pass Through Trustees in immediately available funds an amount equal to the aggregate purchase price of the Equipment Notes to be purchased from the Owner.

           (l) No change shall have occurred after the date of this Agreement in applicable law or regulations thereunder or interpretations thereof by appropriate regulatory authorities or any court that would make it illegal for the Pass-Through Trustees to make the payments described in Section 1(a)(i) or for the Owner to participate in the transactions contemplated by this Agreement on the Funding Date.

           (m) All approvals and consents of any trustee or holder of any indebtedness or obligations of the Owner which are required in connection with the Pass Through Trustee's making of the payments described in Section 1(a)(i) or the Owner's participation in the transactions contemplated by this Agreement on the Funding Date shall have been duly obtained.

           Promptly following the recording of the Indenture pursuant to 49 U.S.C. Sections 40101-46507 (the "Aviation Act"), the Owner will cause Lytle, Soule & Curlee, special counsel in Oklahoma City, Oklahoma, to deliver to the Pass Through Trustee and the Loan Trustee an opinion as to the due recording of the Indenture.

           SECTION 4. Certain Conditions Precedent to the Obligations of the Owner; Conditions Precedent with Respect to the Pass Through Trustee. (a) The Owner's obligation to participate in the transactions contemplated by this Agreement and to execute and deliver the Indenture are subject to the receipt by the Owner of (i) each opinion referred to in subsections (h) through (j) of Section 3, addressed to the Owner or accompanied by a letter from counsel rendering such opinion authorizing the Owner to rely on such opinion as if it were addressed to the Owner, and (ii) such other documents and evidence with respect to each other party hereto as it may reasonably request in order to establish the due consummation of the transactions contemplated by this Agreement, the taking of all necessary corporate action in connection therewith and compliance with the conditions herein set forth.

           (b) The respective obligations of each of the Owner and the Loan Trustee to participate in the transactions contemplated hereby is subject to the receipt by each of them of
(i) a certificate signed by an authorized officer of the Pass Through Trustee, dated the Funding Date, certifying that the representations and warranties contained herein of the Pass Through Trustee are correct as though made on and as of the Funding Date, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties are correct on and as of such earlier date), (ii) an opinion addressed to each of them of Richards, Layton & Finger, special counsel for the Pass Through Trustee, in form and substance reasonably satisfactory to each of them, and (iii) such other documents and evidence with respect to the Pass Through Trustee as it may reasonably request in order to establish the due consummation of the transactions contemplated by this Agreement, the taking of all necessary corporate action in connection therewith and compliance with the conditions herein set forth.

           SECTION 5.  [Intentionally Omitted]

           SECTION 6. Owner's Representations and Warranties. The
Owner represents and warrants to the Pass Through Trustee and the Loan Trustee that:

           (a) the Owner is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is an "air carrier" within the meaning of 49 U.S.C. Section 40102(a), holds a certificate of public convenience and necessity in accordance with 49 U.S.C. Section 41102, and an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of United States Code for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo, is a "citizen of the United States" as defined in 49 U.S.C. Section 40102, has the corporate power and authority to own or hold under lease its properties, has, or had on the respective dates of execution thereof, the corporate power and authority to enter into and perform its obligations under this Agreement, the Indenture, the Pass Through Trust Agreements, the Registration Rights Agreement, the Purchase Agreement and the other Operative Agreements to which it is a party, and is duly qualified to do business as a foreign corporation in good standing in each state in which it has a principal office or a major overhaul facility and in which such qualification is required, except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the financial condition, properties or results of operations of the Owner, and its chief executive office (as such term is used in Article 9 of the Uniform Commercial Code in effect in the State of Texas) is located at 2929 Allen Parkway, Houston, Texas 77019;

           (b) the execution and delivery by the Owner of this Agreement, the Indenture, the Pass Through Trust Agreements, the
Registration Rights Agreement, the Purchase Agreement and each other Operative Agreement to which it is a party, and the performance of its obligations under this Agreement, the

Indenture, the Pass Through Trust Agreements, the Registration Rights Agreement, the Purchase Agreement and each other
Operative Agreement to which it is a party, have been duly authorized by all necessary corporate action on the part of the Owner, do not require any stockholder approval, or approval or consent of any trustee or holder of any material indebtedness or material obligations of the Owner, except such as have been duly obtained and are in full force and effect, and do not contravene any law, governmental rule, regulation or order binding on the Owner or the certificate of incorporation or by-laws of the Owner, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) upon the property of the Owner under, any indenture, mortgage, contract or other agreement to which the Owner is a party or by which it may be bound or affected which contravention, default or Lien, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the financial condition, properties or results of operations of the Owner;

           (c) neither the execution and delivery by the Owner of this Agreement, the Indenture, the Pass Through Trust Agreements, the Registration Rights Agreement, the Purchase Agreement or any other Operative Agreement to which it is a party, nor the performance of its obligations hereunder or under the Indenture, the Pass Through Trust Agreements, the Registration Rights Agreement, the Purchase Agreement or the other Operative Agreements to which it is a party, nor the consummation by the Owner of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, the Department of Transportation, the FAA, or any other federal, state or foreign governmental authority having jurisdiction, other than (i) the registration of the Exchange Certificates (as defined in each Pass Through Trust Agreement), if any, pursuant to the provisions of the Pass Through Trust Agreements, under the Securities Act of 1933, as amended, and under the securities laws of any state in which the Certificates may be offered for sale if the laws of such state require such action, (ii) the qualification of the Pass Through Trust Agreements under the Trust Indenture Act of 1939, as amended, which qualification will be duly obtained upon the effectiveness of any Registration Statement (as defined in the Registration Rights Agreement) pursuant to an order of the Securities and Exchange Commission, (iii) the registrations and filings referred to in Section 6(e) and (iv) authorizations, consents, approvals, actions, notices and filings required to be obtained, taken, given or made the failure of which to obtain, take, give or make would not be reasonably likely to have a material adverse effect on the financial condition, properties or results of operations of the Owner;

           (d) each of this Agreement, the Pass Through Trust Agreements, the Registration Rights Agreement and each other Operative Agreement to which the Owner is a party constitutes, and the Indenture, when it shall have been executed and delivered by each of the parties thereto, and the Equipment Notes, when they shall have been executed and delivered by the Owner and authenticated by the Loan Trustee in accordance with the terms of the Indenture, will constitute, the legal, valid and binding obligations of the Owner enforceable against the Owner in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity, and except as limited by applicable laws which may affect the remedies provided in the Indenture, which laws, however, do not make the remedies provided in the Indenture inadequate for practical realization of the rights and benefits intended to be afforded thereby;

           (e) except for (i) the filing for recording of the Indenture pursuant to the Aviation Act and (ii) the filing of a Uniform Commercial Code financing statement and continuation statements, in respect of the security interests created by the Indenture, under Article 9 of the Uniform Commercial Code in the office of the Secretary of State of the State of Texas in Austin, Texas, no further filing or recording of any document is necessary under the laws of the United States of America or any State thereof in order to perfect the security interest in favor of the Loan Trustee in the Owner's interest in the Aircraft (with respect to such portion of the Aircraft as is covered by the recording system established by the FAA pursuant to 49 U.S.C.
Section 44107) in any applicable jurisdiction in the United
States;

           (f) neither the Owner nor any of its affiliates has directly or indirectly offered the Equipment Notes or the Pass Through Certificates for sale to any Person other than in a manner permitted by the Securities Act of 1933, as amended, and by the rules and regulations thereunder;

           (g) the Owner is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

           (h) no event has occurred and is continuing which constitutes an Indenture Event of Default or would constitute an Indenture Event of Default but for the requirement that notice be given or time lapse or both;

           (i) no event has occurred and is continuing which constitutes an Event of Loss or would constitute an Event of

Loss with the lapse of time;

           (j) the Aircraft has been duly certified by the FAA as to type and airworthiness in accordance with the terms of Article
IV of the Indenture and has a current, valid certificate of airworthiness;

           (k) the FAA Bill of Sale has been duly recorded, and on or prior to the Funding Date, the Indenture will be duly filed, with the FAA pursuant to the Aviation Act;

           (l) the Aircraft has been registered with the FAA in the name of the Owner, the Owner has legal title to the Aircraft and the Owner has authority to operate the Aircraft;

           (m) on the Funding Date, the Collateral shall be free of any Liens attributable to the Owner, other than Permitted Liens; and

           (n) there has been no material adverse change in the financial condition of the Owner since March 31, 1996.

           SECTION 7. Representations, Warranties and Covenants.
Each of the parties below represents, warrants and covenants to each of the other parties to this Agreement as follows:

           (a) The Loan Trustee represents, warrants and covenants that:

           (1) the Loan Trustee is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is a "citizen of the United States" as defined in 49 U.S.C. Section 40102 and will resign as Loan Trustee promptly after it obtains actual knowledge that it has ceased to be such a citizen, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver each of this Agreement, the Indenture Amendment and each other Operative Agreement to which it is a party and to carry out its obligations under this Agreement, the Indenture and each other Operative Agreement to which it is a party;

           (2) the execution and delivery by the Loan Trustee of this Agreement and each other Operative Agreement to which it is a party and the performance by the Loan Trustee of its obligations under this Agreement, the Indenture and each other Operative Agreement to which it is a party have been duly authorized by the Loan Trustee and will not violate its articles of association or by-laws or the provisions of any indenture, mortgage, contract or other agreement to which it is a party or by which it is bound; and

           (3) this Agreement constitutes, and the Indenture, when it has been executed and delivered by the Loan Trustee, will constitute, the legal, valid and binding obligations of the Loan Trustee enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity.

           (b) The Pass Through Trustee represents, warrants and covenants that:

           (1) the Pass Through Trustee is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver each of the Pass Through Trust Agreements, the Registration Rights Agreement, the Intercreditor Agreement and this Agreement and to perform its obligations under this Agreement, the Pass Through Trust Agreements, the Registration Rights Agreement and the Intercreditor Agreement;

           (2) each of the Pass Through Trust Agreements, the Registration Rights Agreement, the Intercreditor Agreement and this Agreement has been duly authorized, executed and delivered by the Pass Through Trustee; this Agreement and each of the Pass Through Trust Agreements, the Registration Rights Agreement and the Intercreditor Agreement constitute the legal, valid and binding obligations of the Pass Through Trustee enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

           (3) none of the execution, delivery and performance by the Pass Through Trustee of any of the Pass Through Trust Agreements, the Registration Rights Agreement, the Intercreditor Agreement or this Agreement, the purchase by the Pass Through Trustee of the Equipment Notes pursuant to this Agreement, or the issuance of the Certificates pursuant to the Pass Through Trust Agreements, contravene any law, rule or regulation of the State of Delaware or any United States governmental authority or agency regulating the Pass
      Through Trustee's banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Pass
      Through Trustee and does not contravene or result in any breach of, or constitute a default under, the Pass Through Trustee's articles of association or by-laws or any agreement or instrument to which the Pass Through Trustee is a party or by which it or any of its properties may be bound;

           (4) neither the execution and delivery by the Pass Through Trustee of any of the Pass Through Trust Agreements, the Registration Rights Agreement, the Intercreditor Agreement or this Agreement, nor the consummation by the Pass Through Trustee of any of the transactions contemplated hereby or thereby, requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Delaware governmental authority or agency or any federal governmental authority or agency regulating the Pass Through Trustee's banking, trust or fiduciary powers;

           (5) there are no Taxes payable by the Pass Through Trustee imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Pass Through Trustee of this Agreement, any of the Pass Through Trust Agreements, the Registration Rights Agreement or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Pass Through Trustee for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and there are no Taxes payable by the Pass Through Trustee imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by the Pass Through Trustee of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Pass Through Trustee for services rendered in connection with the transactions contemplated by any of the Pass Through Trust Agreements), and, assuming that the trusts created by the Pass Through Trust Agreements will not be taxable as corporations, but, rather, each will be characterized as a grantor trust under subpart E, Part I of Subchapter J of the Code, such trusts will not be subject to any Taxes imposed by the State of Delaware or any political subdivision thereof;

           (6) there are no pending or threatened actions or proceedings against the Pass Through Trustee before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Pass Through Trustee to perform its obligations under this Agreement, the Participation Agreement, the Registration Rights Agreement, the Intercreditor Agreement or any Pass Through Trust Agreement;

           (7) except for the issue and sale of the Certificates contemplated hereby, the Pass Through Trustee has not directly or indirectly offered any Equipment Note for sale to any Person or solicited any offer to acquire any Equipment Notes from any Person, nor has the Pass Through Trustee authorized anyone to act on its behalf to offer directly or indirectly any Equipment Note for sale to any Person, or to solicit any offer to acquire any Equipment Note from any Person; and the Pass Through Trustee is not in default under any Pass Through Trust Agreement; and

           (8) the Pass Through Trustee is not directly or indirectly controlling, controlled by or under common control with any Initial Purchaser or the Owner.

           (c) The Subordination Agent represents, warrants and covenants that:

           (1) the Subordination Agent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power, authority and legal right under the laws of the State of Delaware and the United States pertaining to its banking, trust and fiduciary powers to execute and deliver each of the Liquidity Facilities, the Intercreditor Agreement and this Agreement and to perform its obligations under this Agreement, the Liquidity Facilities and the Intercreditor Agreement;

           (2) each of the Liquidity Facilities, the Intercreditor Agreement and this Agreement has been duly authorized, executed and delivered by the Subordination Agent; this Agreement, each of the Liquidity Facilities and the Intercreditor Agreement constitute the legal, valid and binding obligations of the Subordination Agent enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity, whether considered in a proceeding at law or in equity;

           (3)  none of the execution, delivery and
      performance by the Subordination Agent of each of the Liquidity Facilities, the Intercreditor Agreement or this Agreement contravenes any law, rule or regulation of the State of Delaware or any United States governmental authority or agency regulating the Subordination Agent's banking, trust or fiduciary powers or any judgment or order applicable to or binding on the Subordination Agent and do not contravene or result in any breach of, or constitute a default under, the Subordination Agent's articles of association or by-laws or any agreement or instrument to which the Subordination Agent is a party or by which it or any of its properties may be bound;

           (4) neither the execution and delivery by the Subordination Agent of any of the Liquidity Facilities, the Intercreditor Agreement or this Agreement nor the consummation by the Subordination Agent of any of the transactions contemplated hereby or thereby requires the consent or approval of, the giving of notice to, the registration with, or the taking of any other action with respect to, any Delaware governmental authority or agency or any federal governmental authority or agency regulating the Subordination Agent's banking, trust or fiduciary powers;

           (5) there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision or taxing authority thereof in connection with the execution, delivery and performance by the Subordination Agent of this Agreement, any of the Liquidity Facilities or the Intercreditor Agreement (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities), and there are no Taxes payable by the Subordination Agent imposed by the State of Delaware or any political subdivision thereof in connection with the acquisition, possession or ownership by the Subordination Agent of any of the Equipment Notes (other than franchise or other taxes based on or measured by any fees or compensation received by the Subordination Agent for services rendered in connection with the transactions contemplated by the Intercreditor Agreement or any of the Liquidity Facilities);

           (6) there are no pending or threatened actions or proceedings against the Subordination Agent before any court or administrative agency which individually or in the aggregate, if determined adversely to it, would materially adversely affect the ability of the Subordination Agent to perform its obligations under this Agreement, the Intercreditor Agreement or any Liquidity Facility;

           (7) the Subordination Agent has not directly or indirectly offered any Equipment Note for sale to any Person or solicited any offer to acquire any Equipment Notes from any Person, nor has the Subordination Agent authorized anyone to act on its behalf to offer directly or indirectly any Equipment Note for sale to any Person, or to solicit any offer to acquire any Equipment Note from any Person; and the Subordination Agent is not in default under any Liquidity Facility; and

           (8) the Subordination Agent is not directly or indirectly controlling, controlled by or under common control with any Initial Purchaser or the Owner.

           (d) The Owner agrees to give the Loan Trustee and the Pass Through Trustee at least 30 days' prior written notice of any relocation of its chief executive office from its present location.

           SECTION 8. Notices. Unless otherwise specifically provided herein, all notices required or permitted by the terms of this Agreement shall be in English and in writing, and any such notice shall become effective upon being deposited in the United States mail, with proper postage for first-class registered or certified mail prepaid, or when delivered personally or, if promptly confirmed by mail as provided above, when dispatched by telegram, telex, facsimile or other written telecommunication, addressed, if to the Owner, the Pass Through Trustee, the Subordination Agent or the Loan Trustee, at their respective addresses or facsimile numbers set forth below the signatures of such parties at the foot of this Agreement.

           SECTION 9. Expenses. All of the reasonable out-of-pocket costs, fees and expenses incurred by the Pass Through Trustee, the Subordination Agent and the Loan Trustee in connection with the transactions contemplated by this Agreement, the other Operative Agreements, the Pass Through Trust Agreements, the Registration Rights Agreement, the Intercreditor Agreement, the Liquidity Facilities and the Purchase Agreement (except, in each case, as otherwise provided therein) shall be paid promptly by the Owner, including, without limitation, the reasonable fees, expenses and disbursements allocable to the Equipment Notes issued under the Indenture of (A) Richards, Layton & Finger, special counsel for the Pass Through Trustee and the Loan Trustee, (B) Lytle, Soule & Curlee, special counsel in Oklahoma City, Oklahoma, and (C) Shearman & Sterling, special counsel for the Initial Purchasers, in an amount separately agreed.

           Notwithstanding the foregoing, the Owner shall pay, in amounts separately agreed, the fees, expenses and disbursements of Cleary, Gottlieb, Steen & Hamilton and Hughes Hubbard & Reed
LLP, special counsel for the Owner.

           To the extent that any provision in this Section 9 conflicts with any provision of Section 10.1, the provisions of
Section 9 shall govern.

           SECTION 10.  Indemnity.

           10.1.1    General Indemnity

           Whether or not any of the transactions contemplated hereby are consummated but without duplication of the obligations of Owner under Section 9 hereof with respect to the expenses enumerated therein, Owner shall indemnify, protect, defend and hold harmless each Indemnitee from, against and in respect of, and shall pay on demand, any and all Expenses of any kind or nature whatsoever, and whether arising before, on or after the Funding Date, that may be imposed on, incurred by or asserted against any Indemnitee, in any way relating to, resulting from, or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

                (a) The Operative Agreements, any Permitted
Lease, the Pass Through Trust Agreements, the Intercreditor Agreement and the Liquidity Facilities or the enforcement of any of the terms of any of the Operative Agreements, a Permitted Lease, the Pass Through Trust Agreements, the Intercreditor Agreement and the Liquidity Facilities;

                (b) The Aircraft, the Airframe, any Engine or any Part, including, without limitation, with respect thereto, (i) the manufacture, design, purchase, acceptance, nonacceptance or rejection, ownership, registration, re-registration, de-registration, financing, delivery, nondelivery, lease, sublease, assignment, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, airworthiness, replacement, repair, sale, substitution, return, abandonment, redelivery or other disposition of the Aircraft, any Engine or any Part, (ii) any claim or penalty arising out of violations of applicable Laws by the Owner (or any Permitted Lessee), (iii) tort liability, whether or not arising out of the negligence of any Indemnitee (whether active, passive or imputed), (iv) death or property damage of passengers, shippers or others, (v) environmental control, noise or pollution and (vi) any Liens in respect of the Aircraft, any Engine or any Part;

                (c) The offer, sale, resale, purchase, delivery or holding of any Equipment Note or Pass Through Certificate or any interest in or represented by any Equipment Note or Pass Through Certificate, whether before, on or after the Funding Date;

                (d) The offer or sale of any interest in the Aircraft, the Equipment Notes, the Pass Through Certificates, the Collateral or any similar interest or in any way resulting from or arising out of the Collateral (including for claims resulting from or arising under the Securities Act or other applicable federal, state or foreign securities Law or at common law) in each case on or prior to the Funding Date or on or prior to the date on which registered Pass Through Certificates are issued, as contemplated by the Registration Rights Agreement, in exchange for the initial Pass Through Certificates; and

                (e) Any breach of or failure to perform or observe, or any other noncompliance with, any covenant or agreement or other obligation to be performed by Owner hereunder or under any Operative Agreement or any Pass Through Trust Agreement or the falsity of any representation or warranty of Owner herein or in any Operative Agreement or the occurrence of any Indenture Event of Default.

           10.1.2         Exceptions

           Notwithstanding anything contained in Section 10.1.1, Owner shall not be required to indemnify, protect, defend and hold harmless any Indemnitee pursuant to Section 10.1.1 in respect of any Expense of such Indemnitee:

                (a)  For any Taxes, whether or not Owner is
required to indemnify therefor pursuant to Section 10.3;

                (b) Except to the extent fairly attributable to acts or events occurring or conditions or circumstances existing prior thereto, acts or events (other than acts or events related to the performance by Owner of its obligations pursuant to the terms of the Operative Agreements) that occur after the earliest of: (i) the termination of the Indenture in accordance with
Section 2.11 of the Indenture (voluntary redemption of Equipment Notes), (ii) the termination of the Indenture in accordance with Sections 2.06 and 11.01 of the Indenture (payment in full), or
(iii) the termination of the Indenture in accordance with Sections 2.10 and 4.05 of the Indenture (an Event of Loss with respect to the Aircraft); provided, that nothing in this clause
(b) shall be deemed to exclude or limit any claim that any Indemnitee may have under applicable Law by reason of an Indenture Event of Default or for damages from Owner for breach of Owner's covenants contained in the Operative Agree-ments or to release Owner from any of its obligations under the Operative Agreements that expressly provide for performance after termination of the Indenture;

                (c) If such Indemnitee shall be a Note Holder, for any Expense attributable to any Transfer (voluntary or involuntary) by or on behalf of such Indemnitee of any Equipment Note or interest therein, except for out-of-pocket costs and expenses incurred as a result of any such Transfer pursuant to the exercise of remedies under any Operative Agreement resulting from a Indenture Event of Default or any such Transfer required by an Operative Agreement;

                (d)  [Intentionally Omitted]

                (e) To the extent such Expense is attributable to the gross negligence or willful misconduct of such Indemnitee or any Related Indemnitee (as defined below) (other than gross negligence or willful misconduct imputed to such person by reason of its interest in the Aircraft or any Operative Agreement);

                (f)  [Intentionally Omitted]

                (g) Any Expense to the extent attributable to the incorrectness or breach of any representation or warranty of such Indemnitee or Related Indemnitee contained in or made pursuant to any Operative Agreement, any Pass Through Agreement, the
Intercreditor Agreement or any
Liquidity Facility;

                (h) Any Expense to the extent attributable to the failure by such Indemnitee or any Related Indemnitee to perform or observe any agreement, covenant or condition on its part to be performed or observed in any Operative Agreement, any Pass
Through Trust Agreement, the Intercreditor Agreement, any
Liquidity Facility or the Fee Letter (as defined in the Intercreditor Agreement);

                (i) Any Expense to the extent attributable to the offer or sale by such Indemnitee or any related Indemnitee of any interest in the Aircraft, any Equipment Note, any Pass Through Trust Certificate (except with respect to the Liquidity Provider) or any similar interest (except with respect to the Liquidity Provider), in violation of the Securities Act, other applicable federal, state or foreign securities laws or any other Law, in each case, on or prior to the Funding Date or on or prior to the date on which registered Pass Through Certificates are issued, as contemplated by the Registration Rights Agreement, in exchange for the initial Pass Through Certificates;

                (j) (i) With respect to any Indemnitee (other than Loan Trustee), any Expense to the extent attributable to the failure of the Loan Trustee to distribute funds received and distributable by it in accordance with the Indenture (ii) with respect to any Indemnitee (other than the Subordination Agent), any Expense to the extent attributable to the failure of the Subordination Agent to distribute funds received and distributable by it in accordance with the Intercreditor Agreement, (iii) with respect to any Indemnitee (other than the Pass Through Trustees), any Expense to the extent attributable to the failure of a Pass Through Trustee to distribute funds received and distributable by it in accordance with the Pass Through Trust Agreements, (iv) with respect to Loan Trustee, any Expense to the extent attributable to the negligence or willful misconduct of Loan Trustee in the distribution of funds received and distributable by it in accordance with the Indenture, (v) with respect to the Subordination Agent, any Expense to the extent attributable to the negligence or willful misconduct of the Subordination Agent in the distribution of funds received and distributable by it in accordance with the Intercreditor Agreement, and (vi) with respect to the Pass Through Trustees, any Expense to the extent attributable to the negligence or willful misconduct of a Pass Through Trustee in the distribution of funds received and distributable by it in accordance with the Pass Through Trust Agreements;

                (k) Other than during the continuation of an Indenture Event of Default, any Expense attributable to the authorization or giving or withholding of any future amendments, supplements, waivers or consents with respect to any Operative Agreement other than such as have been requested by Owner or as are required by or made pursuant to the terms of the Operative Agreements (unless such requirement results from the actions of an Indemnitee not required by or made pursuant to the Operative Agreements);

                (l) Any Expense or other amount which such Indemnitee expressly agrees to pay or such Indemnitee expressly agrees shall not be paid by or be reimbursed by Owner;

                (m)  Any Expense that is an ordinary and
usual operating or overhead expense;

                (n)  [Intentionally Omitted]

                (o)  For any Lien attributable to such
Indemnitee or any Related Indemnitee;

                (p)  Any Expense to the extent constituting
principal, Make-Whole Amount, if any, or interest on the

Equipment Notes attributable solely to an Indenture Default not constituting an Indenture Event of Default; or

                (q) If such Indemnitee shall be a Note Holder, or any Related Indemnitee, for any Expense incurred by or asserted against such Indemnitee as a result of any "prohibited transaction", within the meaning of Section 406 of ERISA or
Section 4975(c)(1) of the Code;

                (r)  [Intentionally Omitted]

           For purposes of this Section 10.1, a Person shall be considered a "Related Indemnitee" with respect to an Indemnitee if such Person is a director, officer, employee, agent, Affiliate or employer thereof.

           10.1.3         Separate Agreement

           This Section 10.1 (including the terms of Annex A to the Indenture that are incorporated by reference herein) constitutes a separate agreement with respect to each Indemnitee and is enforceable directly by each such Indemnitee.

           10.1.4         Notice

           If a claim for any material Expense that an Indemnitee shall be indemnified against under this Section 10.1 is made, such Indemnitee shall give prompt written notice thereof to Owner. Notwithstanding the foregoing, the failure of any Indemnitee to notify Owner as provided in this Section 10.1.4, or in Section 10.1.5, shall not release Owner from any of its obligations to indemnify such Indemnitee hereunder, unless such failure is solely responsible for effectively foreclosing Owner's right to contest such claim.

           10.1.5         Notice of Proceedings; Defense of
Claims; Limitations

                (a) In case any action, suit or proceeding shall be brought against any Indemnitee for which Owner is responsible under this Section 10.1, such Indemnitee shall notify Owner of the commencement thereof and Owner may, at its expense, participate in and to the extent that it shall wish (subject to the provisions of subsection (b) hereof), assume and control the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, subject to Section 10.1.5(c), settle or compromise the same.

                (b) Owner or its insurer(s) shall have the right, at its or their expense, to investigate or, if Owner or its insurer(s) shall agree not to dispute liability hereunder or under any insurance policies pursuant to which coverage is sought, defend, or participate in the defense of, any action, suit or proceeding, with counsel reasonably satisfactory to the relevant Indemnitee, relating to any Expense for which indemnification is sought pursuant to this Section 10.1, and each Indemnitee shall cooperate with Owner or its insurer(s) with respect thereto; provided, that Owner shall not be entitled to control the defense of any such action, suit or proceeding, or compromise any such Expense, (i) during the continuance of any Indenture Event of Default, (ii) if in the reasonable judgment of any Indemnitee, compromise of such Expense could have an adverse impact on the business of such Indemnitee or involve the potential imposition of criminal liability on such Indemnitee or
(iii) if such defense or compromise would at any time involve any material risk of the sale, forfeiture or loss of, or the loss of use of, or the creation of any Lien (other than a Permitted Lien) on, the Aircraft, the Airframe, any Engine, any Part, the Collateral or the Equipment Notes unless Owner shall have posted a bond or other security reasonably satisfactory to such Indemnitee with respect to such risk. In connection with any such action, suit or proceeding being controlled by Owner, such Indemnitee shall have the right to participate therein, at its sole cost and expense, with counsel of its choice; provided, that such Indemnitee's participation does not, in the reasonable opinion of the independent counsel appointed by the Owner or its insurers to conduct such proceedings, interfere with the defense of such case. Owner shall supply the Indemnitee with such information reasonably requested by the Indemnitee as is necessary or advisable for the Indemnitee to control or participate in any proceeding to the extent permitted by this
Section 10.1.

                (c) In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Expense (i) unless (x) the Indemnitee has given Owner at least 30 days' prior written notice of the nature and scope of the proposed settlement or compromise and (y) such Indemnitee has received Owner's prior written consent (except during the continuance of an Indenture Event of Default when such consent shall not be required), which consent shall not be unreasonably withheld or delayed, or (ii) unless such Indemnitee waives its right to be indemnified with respect to such Expense under this Section 10.1. Owner shall not enter into a settlement or other compromise with respect to any Expense absent the giving to such Indemnitee of prior written notice of such settlement or compromise, and Owner will not enter into such a settlement or other compromise absent such Indemnitee's prior written consent, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required if such settlement or compromise provides for the total and irrevocable release of such Indemnitee with respect to all claims relating to such Expense without admission of any liability of such Indemnitee with respect to such Expense and imposes no conditions or restrictions upon such Indemnitee).

                (d) In any circumstance in which Owner shall not be entitled to control the defense of any action, suit or proceeding, described above, or any compromise or settlement discussions or proceedings relating to any Expense, Owner shall have the right to participate therein, at its sole cost and expense, with counsel reasonably acceptable to the involved Indemnitee; provided, that Owner's participation does not, in the reasonable opinion of independent counsel appointed by such Indemnitee to conduct such proceedings, interfere with the defense of such case, discussions or proceedings.

                (e) In the case of any Expense indemnified by the Owner hereunder which is covered by a policy of insurance maintained by Owner pursuant to Section 4.06 of the Indenture, at Owner's expense, each Indemnitee hereby agrees to cooperate with the insurers in the exercise of the insurers' rights to investigate, defend or compromise such Expense as may be required to retain the benefits of such insurance with respect to such Expense.

                (f) If an Indemnitee is not a party to this Agreement, Owner may require such Indemnitee to agree in writing to the terms of this Section 10 and such other Sections hereof as the Owner may require prior to making any payment to such Indemnitee under this Section 10.

                (g) Nothing herein shall be deemed to be (i) an assumption by (A) Owner of obligations of any amounts payable by an Indemnitee upon Equipment Notes or (B) any Person with respect to, or a guarantee by Owner of, any amounts payable by such Person upon Pass Through Trust Certificates or (ii) a guarantee of any residual value of the Aircraft.

                (h) Nothing contained in this Section 10.1.5 shall be deemed to require an Indemnitee to contest any Expense or to assume responsibility for or control of any judicial proceeding with respect thereto.

           10.1.6         Information

           Owner will provide the relevant Indemnitee with such information not within the control of such Indemnitee, as is in Owner's control or is reasonably available to Owner, which such Indemnitee may reasonably request, and will otherwise cooperate with such Indemnitee so as to enable such Indemnitee to fulfill its obligations under Section 10.1.5. The Indemnitee shall supply Owner with such information not within the control of Owner, as is in such Indemnitee's control or is reasonably available to such Indemnitee, which Owner may reasonably request to control or participate in any proceeding to the extent permitted by Section 10.1.5.

           10.1.7         Effect of Other Indemnities;
Subrogation; Further Assurances

           Owner's obligations under the indemnities provided for in this Agreement shall be those of a primary obligor, whether or not the person indemnified is also indemnified with respect to the same matter under the terms of this Agreement, any Operative Agreement or any other agreement, instrument or document, whether or not related to the transactions contemplated hereby, and the person seeking indemnification from Owner pursuant to any provision of this Agreement may proceed directly against Owner without first seeking to enforce any other right of indemnification. Upon the payment in full by Owner of any indemnity provided for under this Agreement, Owner, without any further action and to the full extent permitted by Law, will be subrogated to all rights and remedies of the person indemnified (other than with respect to any of such Indemnitee's insurance policies or in connection with any indemnity claim such Indemnitee may have under Section 6.03 (Indemnification) or 8.01 (Scope of Indemnification) of the Indenture) in respect of the matter as to which such indemnity was paid. Each Indemnitee will give such further assurances or agreements and cooperate with Owner to permit Owner to pursue such claims, if any, to the extent reasonably requested by Owner and at Owner's expense.

           10.1.8         Refunds

           If an Indemnitee receives any refund, in whole or in part, with respect to any Expense paid by Owner hereunder, Indemnitee will promptly pay the amount refunded (but not an amount in excess of the amount Owner or any of its insurers has paid in respect of such Expense) over to Owner unless an Indenture Event of Default shall have occurred and be continuing, in which case, so long as the Indenture shall not have been discharged, such amounts shall be paid over to Loan Trustee to hold as security for Owner's obligations under the Operative Agreements or, if requested by Owner, applied to satisfy such obligations.

           10.2 [Intentionally Omitted]

           10.3 Tax Indemnity

           10.3.1         General

           Except as provided in Section 10.3.2, Owner agrees that each payment by Owner under the Equipment Notes, and any other payment or indemnity paid by Owner to a Tax Indemnitee or Indemnitee under any Operative Agreement, shall be free of all withholdings or deductions with respect to Taxes of any nature (other than U.S. federal, state or local withholding taxes on, based on or measured by gross or net income), and in the event that Owner shall be required by applicable law to make any such withholding or deduction for any such payment:

                (x) the amount payable by Owner shall be increased so that after making all required withholdings or deductions such Indemnitee or Tax Indemnitee, as the case may be, receives the same amount that it would have received had no such withholdings or deductions been made;

                (y)  Owner shall make all such withholdings
or deductions, and

                (z) Owner shall pay the full amount withheld or deducted to the relevant Taxing Authority in accordance with applicable law.

           Except as provided in Section 10.3.2 and whether or not any of the transactions contemplated hereby are consummated, Owner shall pay, indemnify, protect, defend and hold each Tax Indemnitee harmless from all Taxes imposed by any Taxing Authority that may from time to time be imposed on or asserted against any Tax Indemnitee or the Aircraft, the Airframe, any Engine or any Part or any interest in any of the foregoing (whether or not indemnified against by any other Person), upon or with respect to the Operative Agreements or the transactions or payments contemplated thereby, including but not limited to any Tax imposed upon or with respect to:

                (x) the Aircraft, the Airframe, any Engine, any Part, any Operative Agreement (including without limitation any Equipment Note) or any data or any other thing delivered or to be delivered under an Operative Agreement;

                (y) the purchase, manufacture, acceptance, rejection, sale, transfer of title, return, ownership, mortgaging, delivery, transport, charter, rental, lease, release, sublease, assignment, possession, repossession, presence, use, condition, storage, preparation, maintenance, modification, alteration, improvement, operation, registration, transfer or change of registration, re-registration, repair, replacement, overhaul, location, control, the imposition of any Lien, financing, refinancing requested by the Owner, abandonment or other disposition of the Aircraft, the Airframe, any Engine, any Part, any data or any other thing delivered or to be delivered under an Operative Agreement; or

                (z) interest, fees or any other income, proceeds, receipts or earnings, whether actual or deemed, arising upon, in connection with, or in respect of, any of the Operative Agreements (including the property or income or other proceeds with respect to property held as part of the Collateral) or the transactions contemplated thereby.

           10.3.2         Certain Exceptions

           The provisions of Section 10.3.1 shall not apply to, and Owner shall have no liability hereunder for, Taxes:

                (a) imposed on a Tax Indemnitee by the United States Federal government on, based on, or measured by, gross or net income (including any capital gains taxes, excess profits taxes, minimum taxes from tax preferences, alternative minimum taxes, branch profits taxes, accumulated earnings taxes, personal holding company taxes, succession taxes and estate taxes and any withholding taxes on, based on, or measured by, net or gross income but excluding any Taxes in the nature of sales, use, rental, ad valorem, license, property, value added or similar Taxes);

                (b)  imposed on a Tax Indemnitee by any
Taxing Authority (other than the United States Federal government)

                     (i) on, based on, or measured by, the
gross or net income or gross or net receipts of any Tax Indemnitee, including capital gains taxes, excess profits taxes, minimum taxes from tax preferences, alternative minimum taxes, branch profits taxes, accumulated earnings taxes, personal holding company taxes, succession taxes and estate taxes, and any state or local withholding taxes on, based on, or measured by, gross or net income or

                     (ii) on, or with respect to, or measured by, the capital or net worth of any Tax Indemnitee or in the nature of a franchise tax or a tax for the privilege of doing business

(other than, in the case of either clause (i) or (ii), (A) any such Taxes in the nature of sales, use, rental, ad valorem, license, property, value added or similar Taxes, (B) any withholding Taxes (other than withholding taxes, imposed by any state or local Taxing Authority within the United States, on, based on or measured by gross or net income), and (C) any such Tax if Taxes of such type would not have been imposed on such Tax Indemnitee by such Taxing Authority (other than any Taxing Authority within the jurisdiction of which the Tax Indemnitee is incorporated or maintains its principal place of business) but for (I) the location, use or operation of the Aircraft, the Airframe, any Engine or any Part by Owner within the jurisdiction of the Taxing Authority imposing such Tax, (II) the activities of Owner in such jurisdiction, including, but not limited to, use of any other aircraft by Owner in such jurisdiction, (III) the status of Owner as a foreign entity or as an entity owned in whole or in part by foreign persons, or (IV) Owner having made (or having been deemed to have made) payments to such Tax Indemnitee from the relevant jurisdiction);

                (c)  on, or with respect to, or measured by,
any trustee fees, commissions or compensation received by Loan Trustee;

                (d)  that are being contested as provided in
Section 10.3.4 hereof;

                (e) imposed on any Tax Indemnitee to the extent that such Taxes result from the gross negligence or willful misconduct of such Tax Indemnitee or any Affiliate thereof;

                (f) imposed on or with respect to a Tax
Indemnitee (including the transferee in those cases in which the Tax on transfer is imposed on, or is collected from, the transferee) as a result of a transfer or other disposition by such Tax Indemnitee of any interest in the Aircraft, the Airframe, any Engine or any Part of any of the foregoing, or any interest arising under the Operative Agreements or any Equipment Note or a transfer of any interest in the Tax Indemnitee.

                (g) consisting of any interest, penalties or additions to tax imposed on a Tax Indemnitee as a result of (in whole or in part) failure of a Tax Indemnitee to file any return properly and timely unless such failure shall be caused by the failure of Owner to fulfill its obligations, if any, under
Section 10.3.6 with respect to such return;

                (h) imposed on any Tax Indemnitee as a result of the breach by such Tax Indemnitee or any Affiliate thereof of any covenant of such Tax Indemnitee or any Affiliate thereof contained in any Operative Agreement or the inaccuracy of any representation or warranty by such Tax Indemnitee or any Affiliate thereof in any Operative Agreement;

                (i) in the nature of an intangible or similar Tax upon or with respect to the value or principal amount of the interest of any Certificate Holder in any Equipment Note or the loan evidenced thereby, but only if such Taxes are in the nature of franchise Taxes or result from the Tax Indemnitee doing business in the taxing jurisdiction and are imposed because of the place of incorporation or the activities in the taxing jurisdiction of such Tax Indemnitee;

                (j) imposed on any Tax Indemnitee that is incorporated or has its principal place of business outside the United States by any foreign government or political subdivision or taxing authority thereof or any territory or possession of the United States or by any international authority (a "Foreign Jurisdiction"), other than any such Tax that would not have been imposed but for, or the amount of which was increased as a result of, the registration, operation, location or use of the Aircraft or the operations of Owner in the Foreign Jurisdiction imposing such Tax (but only to the extent attributable to the registration, operation, location or use of the Aircraft or activities of the Owner in such jurisdiction);

                (k) relating to ERISA or Section 4975 of the Code; or

                (l) imposed with respect to any period after termination of the Indenture, unless (i) such Taxes relate to events, obligations or other matters arising or occurring prior to or coincidental with such expiration or (ii) an Indenture Event of Default shall have occurred and be continuing.

           10.3.3         Payment

                (a) Owner's indemnity obligation to a Tax
Indemnitee under this Section 10.3 shall equal the amount which, after taking into account any Tax imposed upon the receipt or accrual of the amounts payable under this Section 10.3 and any tax benefits actually recognized by such Tax Indemnitee (including, without limitation, any benefits recognized as a result of an indemnifiable Tax being utilized by such Tax Indemnitee as a credit against Taxes not indemnifiable under this
Section 10.3), as determined in good faith by the relevant Tax Indemnitee (provided, that no Note Holder shall have any obligation to claim any benefits, credits or deductions in priority to any other benefits, credits or deductions available to it), shall equal the amount of the Tax indemnifiable under this Section 10.3.

                (b) At Owner's request, the computation of the amount of any indemnity payment owed by Owner or any amount owed by a Tax Indemnitee to Owner pursuant to this Section 10.3 shall be verified and certified by an independent public accounting firm selected by such Tax Indemnitee and reasonably satisfactory to Owner. Such verification shall be binding. The costs of such verification (including the fee of such public accounting firm) shall be borne by Owner unless such verification shall result in an adjustment in Owner's favor of 5% or more of the net present value of the payment as computed by such Tax Indemnitee, in which case such costs shall be paid by such Tax Indemnitee.

                (c) Each Tax Indemnitee shall provide Owner with such certifications, information and documentation as shall be in such Tax Indemnitee's possession and as shall be reasonably requested by Owner to minimize any indemnity payment pursuant to this Section 10.3; provided, that notwithstanding anything to the contrary contained herein, no Tax Indemnitee shall be required to provide Owner with any Tax returns.

                (d) Each Tax Indemnitee shall promptly forward to Owner any written notice, bill or advice received by it from any Taxing Authority concerning any Tax for which it seeks indemnification under this Section 10.3. Owner shall pay any amount for which it is liable pursuant to this Section 10.3 directly to the appropriate Taxing Authority if legally permissible or upon demand of a Tax Indemnitee, to such Tax Indemnitee within 30 days of such demand (or, if a contest occurs in accordance with Section 10.3.4, within 30 days after a Final Determination (as defined below)), but in no event more than one Business Day prior to the date the Tax to which such amount payable hereunder relates is due. If requested by a Tax Indemnitee in writing, Owner shall furnish to the appropriate Tax Indemnitee the original or a certified copy of a receipt for Owner's payment of any Tax paid by Owner or such other evidence of payment of such Tax as is acceptable to such Tax Indemnitee. Owner shall also furnish promptly upon written request such data as any Tax Indemnitee may reasonably require to enable such Tax

Indemnitee to comply with the requirements of any taxing jurisdiction unless such data is not reasonably available to Owner or, unless such data is specifically requested by a Taxing Authority, is not customarily furnished by domestic air carriers under similar circumstances. For purposes of this Section 10.3, a "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction that occurs pursuant to the provisions of Section 10.3.4, which decision, judgment, decree or other order has become final and unappealable, (ii) a closing agreement or settlement agreement entered into in accordance with Section 10.3.4 that has become binding and is not subject to further review or appeal (absent fraud or misrepresentation), or (iii) the termination of administrative proceedings and the expiration of the time for instituting a claim in a court proceeding.

                (e) If any Tax Indemnitee shall actually recognize (as determined in good faith by the relevant Tax
Indemnitee) a tax benefit by reason of any Tax paid or indemnified by Owner pursuant to this Section 10.3 (whether such tax benefit shall be by means of a foreign tax credit, depreciation or cost recovery deduction or otherwise) not otherwise taken into account in computing such payment or indemnity, such Tax Indemnitee shall pay to Owner an amount equal to the lesser of

                     (i) the amount of such tax benefit plus
any tax benefit recognized as the result of any payment made pursuant to this sentence, when, as, if, and to the extent, recognized or

                     (ii) the amount of all payments pursuant to this Section 10.3 by Owner to such Tax Indemnitee (less any payments previously made by such Tax Indemnitee to Owner pursuant to this Section 10.3.3(e))

(and the excess, if any, of the amount described in clause (i) over the amount described in clause (ii) shall be carried forward and applied to reduce pro tanto any subsequent obligations of Owner to make payments pursuant to this Section 10.3); provided, that such Tax Indemnitee shall not be required to make any payment pursuant to this sentence if and so as long as an Indenture Event of Default of a monetary nature has occurred and is continuing.

           If a tax benefit is later disallowed or denied, the disallowance or denial shall be treated as a Tax indemnifiable under Section 10.3.1 without regard to the provisions of Section
10.3.2 (other than Section 10.3.2(e)). Each such Tax Indemnitee shall in good faith use reasonable efforts in filing its tax returns and in dealing with Taxing Authorities to seek and claim any such tax benefit (provided, that the Note Holders shall not have any obligation to claim any such benefits, credits or deductions in priority to any other benefits, credits or deductions available to it).

           10.3.4         Contest

                (a) If a written claim is made against a Tax
Indemnitee for Taxes with respect to which Owner could be liable for payment or indemnity hereunder, or if a Tax Indemnitee makes a determination that a Tax is due for which Owner could have an indemnity obligation hereunder, such Tax Indemnitee shall promptly give Owner notice in writing of such claim; (provided, that failure to so notify Owner shall not relieve Owner of its indemnity obligations hereunder unless such failure to notify effectively forecloses Owner's rights to require a contest of such claim) and shall take no action with respect to such claim without the prior written consent of Owner for 30 days following the receipt of such notice by Owner; provided, further, that, in the case of a claim made against a Tax Indemnitee, if such Tax Indemnitee shall be required by law to take action prior to the end of such 30-day period, such Tax Indemnitee shall, in such notice to Owner, so inform Owner, and such Tax Indemnitee shall take no action for as long as it is legally able to do so (it being understood that a Tax Indemnitee shall be entitled to pay the tax claimed and sue for a refund prior to the end of such 30-day period if (i)(A) the failure to so pay the tax would result in substantial penalties (unless immediately reimbursed by Owner) and the act of paying the tax would not materially prejudice the right to contest or (B) the failure to so pay would result in criminal penalties and (ii) such Tax Indemnitee shall take any action so required in connection with so paying the tax in a manner that is the least prejudicial to the pursuit of the contest). In addition, such Tax Indemnitee shall (provided, that Owner shall have agreed to keep such information confidential other than to the extent necessary in order to contest the claim) furnish Owner with copies of any requests for information from any Taxing Authority relating to such Taxes with respect to which Owner may be required to indemnify hereunder. If requested by Owner in writing within 30 days after its receipt of such notice, such Tax Indemnitee shall, at the expense of Owner (including, without limitation, all reasonable costs, expenses and reasonable attorneys' and accountants' fees and disbursements), in good faith contest (or, if permitted by applicable law and in such Tax Indemnitee's sole discretion, allow Owner to contest) through appropriate administrative and judicial proceedings (including, without limitation, by pursuit of appeals, other than an appeal to the U.S. Supreme Court) the validity, applicability or amount of such Taxes by, in the relevant Tax Indemnitee's sole discretion, (I) resisting payment thereof, (II) not paying the same except under protest if protest is necessary and proper or
(III) if
the payment is made, using reasonable efforts to obtain a refund thereof in an appropriate administrative and/or judicial proceeding. Such Tax Indemnitee shall consult with Owner in good faith regarding the manner of contesting such claim and shall keep Owner reasonably informed regarding the progress of such contest. If and to the extent the Tax Indemnitee is able to separate the contested issue or issues from other issues arising in the same administrative or judicial proceeding that are unrelated to the transactions contemplated by the Operative Agreements without, in the good faith judgment of such Tax Indemnitee, adversely affecting such Tax Indemnitee or any Affiliate, agent or customer thereof, such Tax Indemnitee shall permit Owner to participate in the conduct of any such proceeding. A Tax Indemnitee shall not fail to take any action expressly required by this Section 10.3.4 (including, without limitation, any action regarding any appeal of an adverse determination with respect to any claim) or settle or compromise any claim without the prior written consent of the Owner (except as contemplated by Section 10.3.4(b) or (c)).

                (b) Notwithstanding the foregoing, in no event shall a Tax Indemnitee be required to pursue any contest (or to permit Owner to pursue any contest) unless (i) Owner shall have agreed to pay such Tax Indemnitee, on demand, all reasonable costs and expenses incurred by such Tax Indemnitee in connection with contesting such Taxes, including, without limitation, all reasonable out of pocket costs and expenses and reasonable attorneys' and accountants' fees and disbursements, (ii) if such contest shall involve the payment of the claim, Owner shall advance the amount thereof (to the extent indemnified hereunder) plus interest, penalties and additions to tax with respect thereto that are required to be paid prior to the commencement of such contest on an interest-free after-Tax basis to such Tax Indemnitee (and such Tax Indemnitee shall promptly pay to the Owner any net realized tax benefits resulting from such advance including any tax benefits resulting from making such payment to the extent Owner realizes any net tax detriment from having made the advance), (iii) no Indenture Default relating to payments or bankruptcy or Indenture Event of Default shall have occurred and be continuing unless Owner has provided security for its obligations hereunder by advancing to such Tax Indemnitee before proceeding or continuing with such contest, the amount of the Tax being contested, plus any interest and penalties and an amount estimated in good faith by such Tax Indemnitee for expenses and
(iv) prior to commencing any judicial action, Owner shall have acknowledged its liability for such claim hereunder, provided that Owner shall not be bound by its acknowledgment if the Final Determination articulates conclusions of law and fact that clearly and unambiguously demonstrate that Owner has no liability for the contested amounts hereunder. Notwithstanding the foregoing, if any Tax Indemnitee shall release, waive, compromise or settle any claim that may be indemnifiable by Owner pursuant to this
Section 10.3 without the written permission of Owner, Owner's obligation to indemnify such Tax Indemnitee with respect to such claim (and all directly related claims and claims based on the outcome of such claim) shall terminate, subject to Section 10.3.4(c); and subject to Section 10.3.4(c), such Tax Indemnitee shall repay to Owner any amount previously paid or advanced to such Tax Indemnitee with respect to such claim, plus interest at the rate that would have been payable by the relevant Taxing Authority with respect to a refund of such Tax.

                (c) Notwithstanding anything contained in this
Section 10.3, a Tax Indemnitee will not be required to contest the imposition of any Tax and shall be permitted to settle or compromise any claim without Owner's consent if such Tax Indemnitee (i) shall waive its right to indemnity under this
Section 10.3 with respect to such Tax (and any directly related claim and any claim the outcome of which is determined based upon the outcome of such claim), (ii) shall pay to Owner any amount previously paid or advanced by Owner pursuant to this Section
10.3 with respect to such Tax, plus interest at the rate that would have been payable by the relevant Taxing Authority with respect to a refund of such Tax, and (iii) shall agree to discuss with Owner the views or positions of any relevant Taxing Authority with respect to the imposition of such Tax; provided, that if Owner has agreed in writing to settle a claim for a stated amount and the relevant Tax Indemnitee settles the claim at a higher amount, such Tax Indemnitee shall not be required to waive the indemnity for such claim to the extent of the amount agreed to by Owner.

           10.3.5         Refund

           If any Tax Indemnitee shall receive a refund of, or be entitled to a credit against other liability for, all or any part of any Taxes paid, reimbursed or advanced by Owner, such Tax Indemnitee shall pay to Owner within 30 days of such receipt an amount equal to the lesser of (a) the amount of such refund or credit plus any net tax benefit (taking into account any Taxes incurred by such Tax Indemnitee by reason of the receipt of such refund or realization of such credit) actually recognized by such Tax Indemnitee as a result of any payment by such Tax Indemnitee made pursuant to this sentence (including this clause (a)) and
(b) such tax payment, reimbursement or advance by Owner to such Tax Indemnitee theretofore made pursuant to this Section 10.3 (and the excess, if any, of the amount described in clause (a) over the amount described in clause (b) shall be carried forward and applied to reduce pro tanto any subsequent obligation of

Owner to make payments pursuant to this Section 10.3). If, in addition to such refund or credit, such Tax Indemnitee shall receive (or be credited with) an amount representing interest on the amount of such refund or credit, such Tax Indemnitee shall pay to Owner within 30 days of such receipt or realization of such credit that proportion of such interest that shall be fairly attributable to Taxes paid, reimbursed or advanced by Owner prior to the receipt of such refund or realization of such credit.

           10.3.6         Tax Filing

           If any report, return or statement is required to be filed with respect to any Tax that is subject to indemnification under this Section 10.3, Owner shall timely file the same (except for any such report, return or statement that a Tax Indemnitee has timely notified the Owner in writing that such Tax Indemnitee intends to file, or for which such Tax Indemnitee is required by law to file, in its own name); provided, that the relevant Tax Indemnitee shall furnish Owner with any information in such Tax Indemnitee's possession or control that is reasonably necessary to file any such return, report or statement and is reasonably requested in writing by Owner (it being understood that the Tax Indemnitee shall not be required to furnish copies of its actual tax returns, although it may be required to furnish relevant information contained therein). Owner shall either file such report, return or statement and send a copy of such report, return or statement to such Tax Indemnitee, or, where Owner is not permitted to file such report, return or statement, it shall notify such Tax Indemnitee of such requirement and prepare and deliver such report, return or statement to such Tax Indemnitee in a manner satisfactory to such Tax Indemnitee within a reasonable time prior to the time such report, return or statement is to be filed.

           10.3.7         Forms

           Each Tax Indemnitee agrees to furnish from time to time to Owner or Loan Trustee or to such other person as Owner or Loan Trustee may designate, at Owner's or Loan Trustee's request, such duly executed and properly completed forms as may be necessary or appropriate in order to claim any reduction of or exemption from any withholding or other Tax imposed by any Taxing Authority, if (x) such reduction or exemption is available to such Tax Indemnitee and (y) Owner has provided such Tax Indemnitee with any information necessary to complete such form not otherwise reasonably available to such Tax Indemnitee.

           10.3.8         Non-Parties

           If a Tax Indemnitee is not a party to this Agreement, Owner may require the Tax Indemnitee to agree in writing, in a form reasonably acceptable to Owner, (a) to the terms of this
Section 10.3, (b) to submit to the non-exclusive jurisdiction of the courts of the State of New York and United States federal courts, in each case sitting in The City of New York, Borough of Manhattan to adjudicate any dispute arising under this Agreement and (c) to waive any objection to such forum on the grounds of forum non conveniens prior to making any payment to such Tax Indemnitee under this Section 10.3.

           10.3.9         Subrogation

           Upon payment of any Tax by Owner pursuant to this
Section 10.3 to or on behalf of a Tax Indemnitee, Owner, without any further action, shall be subrogated to any claims that such Tax Indemnitee may have relating thereto. Such Tax Indemnitee shall cooperate with Owner (to the extent such cooperation does not result in any unreimbursed cost, expense or liability to such Tax Indemnitee) to permit Owner to pursue such claims.

           10.4 [Intentionally Omitted]

           10.5 Payments

           Any payments made pursuant to this Section 10 shall be due on demand therefor and shall be made directly to the relevant Indemnitee, Tax Indemnitee or Owner, as the case may be, in immediately available funds at such bank or to such account as specified by such Indemnitee, Tax Indemnitee or Owner, as the case may be, in written directives to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of, and mailed to, such Indemnitee, Tax Indemnitee or Owner, as the case may be, by certified mail, postage prepaid, at the payee's address as set forth in this Agreement.

           10.6 Interest

           If any amount, payable by Owner, any Indemnitee or any Tax Indemnitee under this Section 10 is not paid when due, Owner, such Indemnitee or such Tax Indemnitee shall pay on demand, to the extent permitted by Law, to the person entitled thereto, interest on any such amount for the period from and including the due date for such amount to but excluding the date the same is paid, at the Payment Due Rate. Such interest shall be paid in the same manner as the unpaid amount in respect of which such interest is due.

           10.7 Benefit of Indemnities

           The obligations of Owner in respect of all indemnities, obligations, adjustments and payments in this
Section 10 are expressly made for the benefit of, and shall be enforceable by, the Indemnitee or Tax Indemnitee entitled thereto, without declaring the Indenture to be in default or taking other action thereunder, and notwithstanding any provision of the Indenture.

           SECTION 11. Miscellaneous. (a) Provided that the transactions contemplated hereby have been consummated, and except as otherwise provided for herein, the representations, warranties and agreements herein of the Owner, the Loan Trustee, the Subordination Agent and the Pass Through Trustee, and the Owner's, the Loan Trustee's, the Subordination Agent's and the Pass Through Trustee's obligations under any and all thereof, shall survive the expiration or other termination of this Agreement and the other agreements referred to herein.

           (b) This Agreement may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Agreement, including a signature page executed by each of the parties hereto, shall be an original counterpart of this Agreement, but all of such counterparts together shall constitute one instrument. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought; and no such termination, amendment, supplement, waiver or modification shall be effective unless a signed copy thereof shall have been delivered to the Loan Trustee. The index preceding this Agreement and the headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the Owner and its successors and permitted assigns, the Pass Through Trustee and its successors as Pass Through Trustee (and any additional trustee appointed) under any of the Pass Through Trust Agreements, the Loan Trustee and its successors as Loan Trustee (and any additional Loan Trustee appointed) under the Indenture and the Subordination Agent and its successors as Subordination Agent under the Intercreditor Agreement.

           (c) This Agreement is not intended to, and shall not, provide any person not a party hereto (other than the Liquidity Provider, which is an intended third-party beneficiary with respect to the provisions of Section 10.1) with any rights of any nature whatsoever against any of the parties hereto, and no person not a party hereto (other than the Liquidity Provider with respect to the provisions of Section 10.1) shall have any right, power or privilege in respect of, or have any benefit or interest arising out of, this Agreement.

           SECTION 12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                   CONTINENTAL AIRLINES, INC.,
                          as Owner


                     By _________________________________
                     Name:
                     Title:

                   Address: 2929 Allen Parkway
                               Suite 2010
                               Houston, TX  77019
                               Attention:  Senior Vice
                               President and Chief Financial
                               Officer
                               Facsimile:      (713) 520-6329



                     WILMINGTON TRUST COMPANY, not in its
                          individual capacity, except as
                          otherwise provided herein, but solely
                          as Loan Trustee, Pass Through Trustee
                          and Subordination Agent


                     By__________________________________
                     Name:
                     Title:

                     Address:  One Rodney Square
                               1100 N. Market Street
                               Wilmington, DE  19890-0001
                               Attention:  Corporate Trust
                               Administration
                               Facsimile:      (302) 651-8882

                           SCHEDULE I to
                      Note Purchase Agreement

                   PASS THROUGH TRUST AGREEMENTS


1.    Continental Airlines 1996-2A Pass Through Trust Agreement.

2.    Continental Airlines 1996-2B Pass Through Trust Agreement.

3.    Continental Airlines 1996-2C Pass Through Trust Agreement.

4.    Continental Airlines 1996-2D Pass Through Trust Agreement.

                          SCHEDULE II to
                      Note Purchase Agreement
                                637

           EQUIPMENT NOTES, PURCHASERS AND PURCHASE PRICE


      Purchaser          Interest Rate and Maturity      Principal Amount

     Continental
    Airlines Pass
    Through Trust
       1996-2A           7.75% Equipment Notes due          $9,449,333
                       4/2/2008
       1996-2B           8.56% Equipment Notes due           4,050,000
                       4/2/2008
       1996-2C          10.22% Equipment Notes due           4,050,000
                       4/2/2008
       1996-2D          11.50% Equipment Notes due           4,050,519
                       4/2/2008